EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-107324 of Energy Transfer Partners, L.P. on Form S-3 of our report dated June 11, 2004, relating to the financial statements of TXU Fuel Company for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143), appearing in this Current Report on Form 8-K of Energy Transfer Partners, L.P.

/s/  DELOITTE & TOUCHE LLP

Dallas, Texas
June 23, 2004